Exhibit 10.4

LEASE AGREEMENT

BETWEEN:	3970957 Canada Inc., a corporation incorporated under the laws of Canada (the “Landlord”);

AND:	4349466 Canada Inc., a corporation incorporated under the laws of Canada, which immediately after the Commencement Date shall be renamed LSI Saco Technologies Inc. (the “Tenant”).

1.	LEASED PREMISES

1.1	By these presents, the Landlord leases to the Tenant and the Tenant accepts to lease from the Landlord (the present agreement being hereinafter referred to as the “Lease”), under the terms and conditions hereinafter provided, premises (the “Leased Premises”) composed of approximately thirty-one thousand nine hundred (31,900) square feet, bearing civic numbers 7809 and 7815 Trans Canada Highway, City of Montréal (Borough of Saint-Laurent), Province of Québec, H4S 1L3 (the “Building”), erected on the Land described as lot one million one hundred sixty-four thousand two hundred and thirty-six (1,164,236) of the Cadastre du Québec, Registration Division of Montréal (the “Land”), the Land and the Building erected thereon are hereinafter referred to as the “Property”) , the whole as the Leased Premises are more fully outlined in red on Schedule “A” attached hereto.

1.2	The area of the Leased Premises is to be measured prior to the Commencement Date by an architect appointed by the Landlord, at its sole expense, in accordance with the National Association of Building Owners and Managers Standard Method of Floor Measurement as approved in June 7, 1996. Such measurement shall be final an binding all parties.

2.	TERM

2.1	The term of the Lease shall be for three (3) years (such initial term is hereinafter referred to the “Initial Term” and the Initial Term and any renewal thereof is hereinafter referred to as the “Term”) commencing on June 26, 2006 (herein the “Commencement Date”) and ending on June 26, 2009.

2.2	Provided the Tenant is not in material default under the Lease, the Tenant shall have three (3) options to renew the Term for an additional period of three (3) years each, upon prior written notice to the Landlord of its intention to renew the Lease not less than six (6) months prior to the expiration of the Term, on the same terms and conditions as are contained in this Lease, except that (i) there will be no further option to renew (other than the options contemplated herein) and (ii) the Minimum Rent (as such term is defined hereunder) shall be adjusted, for the first, second and third renewal period, based upon the percentage difference in the CPI (as such term is defined hereunder) between (a) the CPI on the day of the beginning of the then current three (3) year period Term and (b) the CPI on the day that is three (3) months prior to the date of the exercise of the Tenant’s right to renew the Term.

2.3	For the purpose of this Section, “CPI” means the Consumer Price Index (all items) for the region of Montréal as published by Statistics Canada or any successor body or, in the absence of such index or successor body, the index most closely corresponding thereto, subject to appropriate adjustments if the method of calculation or basis of comparison differs.

3.	NET RENTAL

3.1	In consideration of the rental of the Leased Premises, the Tenant covenants and agrees to pay to the Landlord throughout the Term, the sum of CAD$16,615.66 per month, payable in advance on the first day of each month (the “Minimum Rent”) (as determined to be the market rental value of such property pursuant to the summary report attached hereto as Exhibit A). In the event that the first day or the last day of the Term is not the first or the last day of a calendar month, as the case may be, the Minimum Rent shall be calculated on a “per diem” basis for those months. All payments will be payable to the Landlord in Canadian Dollars, at its offices located at 260 Strathcona; Mont-Royal, QC; H3R 1E7, or at any other location or to any other person that the Landlord may from time to time reasonably request in writing.

3.2	It is the intention of the parties and the Tenant acknowledges that the Minimum Rent is entirely “net” to the landlord, and the Tenant shall be responsible for all costs, charges or expenses of any kind whatsoever arising from or relating to the Leased Premises, the contents thereof or the business carried on therein or thereon and the Lessee shall pay all such costs, charges and expenses to the Landlord’s complete and entire exoneration. Any cost, charge or expense contemplated herein paid or payable by the Tenant and which is recovered by the Landlord under or in respect of any insurance policy, legal or contractual warranty or guaranty or claim for damages or indemnification against a third person shall be reimbursed to the Tenant.

3.3	In addition to the Minimum Rent, throughout the term, the Tenant shall pay the following:

(a)	all real estate taxes, rates, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of the Leased Premises and all improvements, equipment and facilities of the Tenant on or in the Leased Premises or any part thereof;

(b)	every tax and license fee which is levied, rated, charged or assessed against or in respect of every business carried on in the Leased Premises or in respect of the use or occupancy thereof or any part of the Leased Premises by the Tenant; and

(c)	the full amount of any taxes in the nature of a business transfer tax, value added tax, sales tax or any other tax levied, rated, charged or assessed against the Landlord or the Tenant in respect of the Rent (as such term is defined hereunder) payable by the Tenant under this Lease or in respect of the rental of space under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax or otherwise.

Taxes payable pursuant to paragraphs (i) and (ii) shall be paid by the Tenant to the lawful taxing authority when due, and within thirty (30) days of written request of the Landlord Tenant shall produce evidence of such payment to the Landlord. Taxes payable pursuant to paragraph (iii) shall be paid to the Landlord at the time required by applicable Law (as such term is defined hereunder). Without limiting the generality of the foregoing, the Tenant shall be solely responsible for and pay the Goods and Services Tax (GST) and Quebec Sales Tax (QST) payable on the Minimum Rent referred to in Section 3.1 above and any Additional Rent, as well as any new (future) business tax that might be levied by any taxing authority, and which business tax would normally be paid by a tenant during the Term of the Lease, and any capital tax pursuant to any taxation legislation, payable by the Landlord with respect to the Property. Notwithstanding anything in this Lease to the contrary, Tenant shall not have any obligation to pay Landlord’s federal and provincial income and other taxes, nor shall they include any taxes on capital or large corporations’ taxes not related to the ownership by the Landlord of the Property.

Throughout the Term, Tenant shall be entitled, at its expense to contest or appeal the levy or imposition of any tax for which Tenant is obligated under this Lease and any evaluation imposed with respect thereto provided such contestation or appeal is prosecuted in good faith and with reasonable diligence. Tenant may settle, compromise, consent to, waive or otherwise determine at its sole discretion all matters and things relating to such contestation or appeal. If Tenant withholds payment of any taxes (which Tenant shall only do if so permitted by law), Tenant shall give the Landlord and its hypothecate creditors, if any, such security and undertaking as they reasonable request to ensure that Tenant will pay such taxes and Tenant will indemnify and hold Landlord harmless from any costs, expenses, prosecutions, fines or other liabilities in respect to such contestations or appeals. Tenant may file contestations or appeals in Tenant’s own name, or in the name of the Landlord, should this be necessary, and Landlord agrees to execute, at the reasonable request of Tenant and at Tenant’s expense all necessary deeds and documents for the purpose thereof. Tenant shall keep landlord fully informed as to the status of any contestations or appeals.

3.4	The Tenant shall pay all costs, charges and expenses of every kind relating to the Leased Premises, and the repair, replacement, operation and management of the Leased Premises, including without limitation and by way of example only, roof replacements, entire mechanical repairs and replacements (including heating, and air conditioning systems), structural repairs, repairs to foundations and bearing walls and all other repairs and replacements both minor and major repairs, which are from time to time required to be made to the Leased Premises, as a reasonable owner who himself owns or occupies the Leased Premises for the purposes contemplated in this Lease would do. In addition, the Tenant shall be solely responsible for utilities, water taxes, heating costs, exterior and interior maintenance, and all other charges in respect of the Leased Premises. The Tenant shall pay as and when due all water taxes, business tax and similar rates and taxes which may be levies or imposed upon the Leased Premises or upon the business carried on therein as well as any other rates or taxes which may be payable by the Tenant as tenant or occupant thereof. If the mode of collecting such taxes be so altered as to make the Landlord liable therefore instead of the Tenant, the Landlord will pay such accounts and Tenant will repay those as additional rent on demand the amounts so paid.

3.5	The Tenant shall pay the costs of all utilities consumed or used within the Leased Premises including without limitation, the cost of water, gas electricity, fuel and/or other energy. Such utilities shall be separately metered and paid by the Tenant directly to their supplier. The Tenant shall for the costs of all fittings, machines, meters or other things leased in respect thereof and for all works and services performed by any corporation in commission in connection with any such utilities.

3.6	All sums and amounts payable by the Tenant to the Landlord pursuant to this Lease other than Minimum Rent shall constitute an “Additional Rent”. The Minimum Rent and any Additional Rent payable are herein collectively referred to as the “Rent”.

4.	USE OF LEASED PREMISES

4.1	The Tenant shall use and occupy the Leased Premises for the purposes of manufacture and assembly of video screens, offices, warehousing and shipping, and for any other legal purpose.

5.	ASSIGNMENT AND SUBLETTING

5.1	The Tenant may not assign or transfer this Lease or sublet the Leased Premises or a part thereof, or permit the use by a third party, (individually, a “Transfer”) without having beforehand obtained the written consent of the Landlord, which consent may not be unreasonably withheld.

5.2	Notwithstanding the foregoing, the Tenant shall be entitled to Transfer in whole or in part the Lease or the Leased Premises, as the case may be, without having to obtain the Landlord’s consent (but upon notice as hereinafter provided), in the case of any Transfer to a transferee who is an entity:

(a)	affiliated to the Tenant; provided that if the transferee ceases to be an entity affiliated to the Tenant, then on the day of such event, a Transfer shall be deemed to have occurred for which the Landlord’s consent shall be required as per the terms of Section 5.1; or

(b)	acquiring all or substantially all the assets of the Tenant;

(said transferee is referred to as a “Permitted Transferee” and said Transfer is referred to as a “Permitted Transfer”).

For the purpose of this Section 5, an “entity affiliated to the Tenant” means, with respect to any specified entity, an entity that directly or indirectly controls, is controlled by, or is under common control with, the Tenant, its partners or shareholders. For purpose of this definition, “control,” when used in connection with any specified entity, means the power to direct the management or policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

The Tenant must notify the Landlord in writing that a Permitted Transfer has taken place no later than twenty (20) days after the effective date of the Permitted Transfer and provide the Landlord with evidence satisfactory to the Landlord, acting reasonably, that the Transfer is a Permitted Transfer.

The Tenant and the Permitted Transferee shall promptly execute after the effective date of the Permitted Transfer an agreement in writing, pursuant to which the Permitted Transferee agrees to be bound by the terms and conditions of the Lease, to the extent related to the Permitted Transfer.

In all cases, the Tenant shall continue to be bound by this Lease as a solidary debtor, notwithstanding any Transfer or Permitted Transfer, and notwithstanding the Landlord’s consent, unless the Landlord has expressly agreed otherwise in writing.

5.3	If Landlord shall sell, assign or transfer (a “Landlord Transfer”) all or any part of its interest in the Property, in the Leased Premises or in the Lease to a successor in interest which expressly assumes in writing the obligations of Landlord hereunder, from and after the date of such Landlord Transfer, the Landlord shall thereupon be released or discharged from all covenants and obligations which thereafter arise hereunder, and Tenant shall look solely to such successor in interest for performance of all such obligations of Landlord from and after the date of such Landlord Transfer.

6.	ACCESS TO LEASED PREMISES

6.1	The Landlord, its agents and representatives may enter the Leased Premises during normal business hours of a business day to make such verification of the condition of the Leased Premises or to make maintenance and repair work if necessary. The Landlord will be required to notify the Tenant by giving the Tenant at least a business day prior notice, except in emergency cases in which case no notice shall be required. An “emergency case” shall be an instance in which the Landlord has reason to reasonably believe that there is imminent danger of harm to human life or physical property. The Landlord and its agents and representatives shall conduct such inspections and repairs in a manner so as not to unreasonably disturb the Tenant’s use and enjoyment of the Leased Premises.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Landlord has good, valid and marketable title to all of the Leased Premises, free and clear of any Liens. All of the Leased Premises and the buildings located thereon are in material compliance with applicable zoning laws and regulations. The Leased Premises and the structures and buildings owned or leased by the Landlord, and the mechanical components (including HVAC systems), roofs, fixtures and equipment located therein or thereon, are, as of the Commencement Date, in good operating condition and repair, subject only to normal maintenance and repair, fit for the uses for which they are intended, and no necessary repairs will need to be made as of the Commencement Date to continue the use of such buildings and structures as presently used. There are no outstanding options, rights of first refusal to purchase any of the Leased Premises, and there are no leases, subleases, licenses, or other agreements granting to any party or parties the right of use or occupancy of any portion of the Leased Premises.

8.	COMPLIANCE WITH RULES, LAWS AND INDEMNIFICATION

8.1	The Landlord and Tenant shall comply with all Laws, including Environmental Laws, governing the business conducted in the Leased Premises.

8.2	Tenant shall indemnify and hold harmless Landlord and its successors, assigns and heirs from and against any and all claims, liabilities and losses arising from Tenant’s use or occupancy of the Leased Premises, or from the conduct of Tenant’s business, or from any activity, work, or things done, permitted or suffered by Tenant in or about the Premises and shall further indemnify and hold harmless Landlord from and against any and all claims, liabilities, and losses arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any negligence of the Tenant, or any of the Tenant’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding to be brought against Landlord by reason of any such claim. Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord.

8.3	Landlord shall indemnify and hold harmless Tenant and its successors, assigns and heirs from and against any and all claims, liabilities, and losses arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or arising from any negligence of the Landlord, or any of the Landlord’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding to be brought against Tenant by reason of any such claim. Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

8.4	The following terms have the following meaning:

(a)	“Environment” means all components of the earth, including air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities and all land submerged under water) and water (and all surface and underground water), organic and inorganic matter and living organisms and any sewer system. For greater certainty, the interacting natural systems that include components referred to above are included in the definition of “Environment”;

(b)	“Environmental Laws” means Laws relating to public health and safety, pollution or the protection of the Environment;

(c)	“Laws” means (i) all laws, statutes, codes, ordinances, decrees, rules, regulations and municipal by-laws; (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, directions, instructions, penalties, sanctions and awards of any Governmental Entity; and (iii) all policies, practices and guidelines of, or contracts with, any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Party or Person referred to in the context in which such word is used.

9.	INSURANCE

9.1	The Tenant shall, at its expense, maintain in force during the Term in the names of the Tenant, the Landlord and the Landlord’s mortgagee, if any, the following insurance:

(a)	comprehensive general liability insurance against claims for personal injury, death or property damage arising out of all operations of the Tenant, (including Tenants’ legal liability, personal liability and property damage) with respect to the business carried, on in and from the Leased Premises; and

(b)	property insurance covering loss or damage to the Leased Premises, in the amount of the full replacement value thereof, as the same may exist from time to time, which replacement value is now estimated to be CAD$2,250,000 but in no event less than the total amount required by lenders having liens on the Leased Premises, against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, flood (in the event same is required by lender having a lien on the Leased Premises), and special extended perils (“all risk” as such term is used in the insurance industry).

9.2	Without limiting the generality of the foregoing, Tenant shall use its commercially reasonable best efforts to ensure that Tenant’s policies of insurance required to be maintained in force pursuant to Section 9.1 contain the following clauses:

(a)	a waiver of any subrogation rights which Tenant’s insurers may have against Landlord and its creditors and/or against those for whom Landlord is responsible in law;

(b)	with respect to the general liability insurance policy, a severability of interests clause and a cross-liability clause;

(c)	a clause stating that Tenant’s insurance policy will be considered as primary insurance and shall not call into contribution any other insurance that may be available to Landlord or to its creditors; and

(d)	a joint loss endorsement or agreement, where applicable.

The Tenant agrees to furnish upon request from the Landlord verification of compliance with the provisions of this Section 9.1.

10.	DEFAULT BY TENANT

10.1	An “Event of Default” will be considered to have occurred when any one of the following happens:

(a)	the Tenant fails to pay the Rent hereby reserved or any part thereof on the day appointed for payment thereof, and does not cure such default within ten (10) days after receipt of written notice thereof from the Landlord;

(b)	the Tenant shall have breached or failed to comply with any of its covenants and agreements contained in this Lease (save for non-payment of Rent) and shall have failed to commence diligently to remedy such breach or non-compliance within fifteen (15) business days and failed to have fully remedied the breach or non-compliance within thirty (30) days (or such longer period as the Landlord may reasonably determine, having regard to the nature of the default) after written notice thereof given by the Landlord to the Tenant;

(c)	the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any act now or hereinafter in force for bankrupt or insolvent debtors;

(d)	the Tenant is a corporation and any order shall be made for the winding up of the Tenant or other termination of the corporate existence of the Tenant;

(e)	a trustee, receiver, interim receiver, receiver and manager, custodian or liquidator is appointed for the business, property, affairs, or revenue of the Tenant;

(f)	this Lease or any of the Tenant’s assets on the Leased Premises are taken or seized under writ of execution, an assignment, pledge, charge, debenture or other security instrument.

10.2	Each time that an Event of Default occurs, in addition to the other rights and recourses which are granted to the Landlord pursuant to the Lease or at law, the Landlord shall have the following rights and remedies, which shall be cumulative and not alternative:

(a)	the right to terminate the Lease by notice to the Tenant;

(b)	the right to remedy or attempt to remedy, at the expense of the Tenant any default of the Tenant pursuant to the Lease on behalf of the Tenant and to enter the Leased Premises for such purposes;

(c)	the right to recover from the Tenant all damages suffered as well as all expenses incurred by the Landlord pursuant to the default of the Tenant; and

(d)	if the resiliation of the Lease results from or is based on the bankruptcy or the insolvency, the right to recover from the Tenant the full amount of Rent for a period of three (3) months prior to the bankruptcy as well as Rent for the three (3) months following.

11.	RIGHT OF FIRST REFUSAL

11.1	If, at any time during the Term and provided that the Tenant is not in material default under the Lease, the Landlord receives an offer from a third party with which it deals at arm’s length within the meaning of the Income Tax Act (Canada) (the “Acquiror”) to purchase the Property (the “Offer”), which it is prepared to accept, the Landlord shall transmit to the Tenant, no later than five (5) business days after its receipt, a copy of said Offer.

11.2	The Tenant shall have twenty-one (21) days from the receipt of the notice given by the Landlord accompanied with the relevant documents within which to indicate in writing to the Landlord whether or not it intends to purchase the Property, at the price and under the same terms and conditions provided in the Offer (the “Response”).

11.3	Should the Tenant fail to give a written Response to the Landlord within the prescribed delay of twenty-one (21) days of its intention to purchase the Property, the Tenant shall be deemed to have refused to purchase the Property, and the Landlord shall have the right to sell the Property to the Acquiror at the price and under the same terms and conditions provided in the Offer no later than within sixty (60) days following (i) the Tenant’s written refusal to exercise its right of first refusal contemplated herein (the “Right of First Refusal”), or (ii) the expiry of the said delay of thirty (30) days. If the Landlord fails to finalize the sale of the Property within such delay, any sale envisaged after such period of sixty (60) days shall be subject to the Right of First Refusal provided for herein.

11.4	The Landlord may not accept an Offer unless the Acquiror agrees to assume the Landlord’s obligations during the Term of the Lease. The Offer shall not contain any other consideration that is not solely in relation to the transfer of the Leased Premises.

11.5	Without limiting the generality of the foregoing, the Landlord shall notify the Tenant if, at any time during the Term, it has the intention of selling the Property prior to giving effect to such intention to sale.

12.	OPTION TO PURCHASE

12.1	The Landlord hereby grants to the Tenant an exclusive option to purchase all of the Landlord’s rights, title and interest in and to the Property at its fair market value (the “Option”) to be exercised by the Tenant at any time during the Term of this Lease. Such sale of the Property to the Tenant shall be made with legal warranty as to ownership only.

12.2	The fair market value of the Property shall be established and said purchase process shall be conducted in the following manner:

(a)	concurrently with the delivery by the Tenant of the written notice advising the Landlord of its intention to exercise the Option, the Tenant shall submit to the Landlord by written notice, (i) a list of five (5) qualified real estate appraisers experienced in the appraisal (in accordance with the then current appraisal standards accepted by Canadian real estate institutional investors and lenders) of properties of a size and nature comparable to the Property, and (ii) its appraisal (the “Initial Appraisal”) of the prevailing fair market value for the Property;

(b)	within ten (10) business days of its receipt of the Initial Appraisal, the Landlord shall either (i) accept the fair market value contained in the Initial Appraisal, or (ii) submit to the Tenant by written notice, (a) its own list of five (5) appraisers meeting the above-listed requirements, and (b) its own appraisal of the fair market value for the Property (the “Appraisal of the Landlord”); failure of the Landlord to either accept the Initial Appraisal or submit its own list of appraisers and its Appraisal of the Landlord within the delay herein provided shall be deemed to be a rejection of the Initial Appraisal as being the proper fair market value for the Property; and

(c)	the first appraiser appearing on both lists shall be appointed by any party hereto as an arbitrator with an irrevocable mandate to select, within twenty (20) days of his (her) appointment, either the Initial Appraisal or the Appraisal of the Landlord as being the one which is the closest to his (her) own opinion of the fair market value for the Property; the appraisal chosen by said arbitrator shall constitute the applicable fair market value and shall be final, binding and not subject to any appeal; if no appraiser appears on both lists and the parties cannot jointly appoint an appraiser for the purpose of this Section, any of the parties may request the appropriate Court of the judicial district of Montreal, Canada, to nominate such an appraiser.

12.3	If Tenant exercises the Option and the terms of Section 12.2 are properly complied with by the Tenant, the Landlord shall convey marketable title to the Property to Tenant or Tenant’s designee by deed of sale before the Tenant’s notary, free, clear and unencumbered as of closing, except restrictions and easements of record and current real estate taxes on or before the later of (a) thirty (30) days after the exercise of the Option or (b) ten (10) days after the determination of the fair market value in accordance with Section 12.2, at such exact date, time, and location in Montreal, Quebec, as shall be agreed to between Landlord and Tenant at least two (2) days prior to such date. Simultaneously with closing of the purchase and sale of the Property, Landlord agrees to assign and transfer to Tenant all of its right, title and interest in and to the this Lease, as then in effect, and Tenant agrees to assume all of Landlord’s obligations thereunder. If for any reason the closing of the sale of the Property cannot take place on or before the last day of the Term, the Term shall be deemed to be renewed up and until the effective date of the sale.

13.	MISCELLANEOUS

Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, (iii) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, (iv) sent by an internationally recognized overnight courier service with next day delivery guaranteed and delivery charges prepaid, as follows:

(i)	If to the Tenant, at:

LSI Industries Inc.

P.O. Box 42728

10000 Alliance Road

Cincinnati, Ohio 45242

Attention: Ronald S. Stowell

Facsimile No.: (513) 791-0813

With a required copy to:

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Attention: Paul V. Muething

Facsimile No.: (513) 579-6457

and:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West

Suite 4000

Montreal, Québec

H3B 3V2

Attention: William Rosenberg

Facsimile: (514) 397-3599

(ii)	If to the Landlord, at:

260 Strathcona

Mont-Royal, QC

H3R 1E7

Attention: Fred Jalbout

Facsimile: (514) 745-1299

With a required copy to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College Avenue

26th Floor

Montreal, Québec

H3A 3N9

Attention:     Denis Ferland

Facsimile:     (514) 841-6499

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission.

13.1	This Lease may only be amended, supplemented or otherwise modified by written agreement signed by all parties.

13.2	No waiver of any of the provisions of this Lease shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver. No failure on the part of any party to exercise, and no delay in exercising any right under this Lease shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

13.3	This Lease constitutes the entire agreement between the parties with respect to the Leasing of the Leased Premises and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

13.4	This Lease shall be binding upon and ensure to the benefit of the parties and their respective successors and permitted assigns.

13.5	This Lease shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Québec and the federal Laws of Canada applicable therein.

13.6	The parties hereto have requested that this Lease, its extension(s), amendment(s) as well as any notice, document, or proceeding relating to same be drawn up in English; Les parties aux présentes ont requis que le présent Bail, son(ses) renouvellement(s), amendement(s) ainsi que tout autre avis, documents ou procédures s’y rapportant soient rédigés en Anglais.

IN WITNESS WHEREOF the parties hereto have executed this Lease Agreement on June 26, 2006.

3970957 CANADA INC.

Per:	/s/ Fred Jalbout
Name: Title:	Fred Jalbout President

4349466 CANADA INC.

Per:	/s/ Fred Jalbout
Name: Title:	Fred Jalbout President